Exhibit 23.04

CONSENT OF INDEPENDENT APPRAISAL FIRM

We hereby consent to the inclusion in this Form 10-K of references to our valuation report relating to the estimation of fair value of certain auction-rate securities held by Kenneth Cole Productions, Inc. as of December 31, 2010.

/s/ Houlihan Capital Advisors, LLC

Chicago, Illinois
March 1, 2012